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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

| | Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print of Type Responses)
_______________________________________________________________________________
1.   Name and Address of Reporting Person*

     Gilman                        Kenneth                B.
-------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

     c/o Asbury Automotive Group, Inc.
     Three Landmark Square, Suite 500
-------------------------------------------------------------------------------
                                    (Street)

     Stamford                        CT                  06901
-------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


_______________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Asbury Automotive Group, Inc. (ABG)
_______________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


_______________________________________________________________________________
4.   Statement for Month/Day/Year

     11/05/02
     11/06/02
_______________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


_______________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

          President and Chief Executive Officer
     ____________________________________________________________________
_______________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)

     |X|  Form Filed by One Reporting Person
     | |  Form Filed by More than One Reporting Person
_______________________________________________________________________________

===============================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
===============================================================================

                                                                                     5.
                                                                                     Amount of      6.
                                                     4.                              Securities     Owner-
                                                     Securities Acquired (A) or      Beneficially   ship
                                        3.           Disposed of (D)                 Owned          Form:     7.
                           2.           Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                           Trans-       Code         ------------------------------- Reported       (D) or    Indirect
1.                         action       (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security          Date         ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                 (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
------------------------------------------------------------------------------------------------------------------------
Common Stock, par value    11/5/02       P               2,000       A      $9.025   22,100         (D)
$.01 per share                                                              per share
------------------------------------------------------------------------------------------------------------------------
Common Stock, par value    11/6/02       P               4,000       A      $9.3168  26,100         (D)
$.01 per share                                                              per share
------------------------------------------------------------------------------------------------------------------------

========================================================================================================================

Reminder; Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                 9.
                                                                                                 Number    10.
                                                                                                 of        Owner-
                                                                                                 deriv-    ship
                                                                                                 ative     Form
             2.                                                                                  Secur-    of
             Conver-                   5.                              7.                        ities     Deriv-   11.
             sion                      Number of                       Title and Amount          Bene-     ative    Nature
             or                        Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------

===========================================================================================================================

Explanation of Responses:

            KENNETH B. GILMAN
          /s/ Kenneth B. Gilman                                  11/07/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.